FOR IMMEDIATE RELEASE

Contact: Ross A Benavides
Chief Financial Officer
(713) 860-2528

GENESIS ENERGY, L.P. TO ACQUIRE ENERGY RELATED BUSINESSES
FROM DAVISON FAMILY CONTROLLED ENTITIES FOR $560 MILLION

April 26, 2007 - Genesis Energy, L.P. (AMEX:GEL) announced today that it has entered into a Contribution and Sale Agreement with several entities owned and controlled by the Davison family of Ruston, Louisiana to acquire (directly and through the acquisition of certain equity interests) the assets of five energy-related businesses focused on the transportation, storage, marketing and procurement of petroleum products and refinery services.

The total value of the transaction is expected to be approximately $560 million, subject to potential adjustments, primarily for working capital acquired. The Davisons will receive total consideration of approximately 13,460,000 common units and approximately $280 million in cash. The cash consideration is expected to be funded through Genesis’ $500 million Revolving Credit Facility led by Fortis Capital Corp. and Deutsche Bank Securities, Inc. The transaction, with an effective date of April 1, 2007, is expected to close early in the third quarter of 2007. The completion of the transaction is subject to the satisfaction of, among other things, customary conditions and obtaining certain consents and approvals (including those required under the Hart-Scott-Rodino Antitrust Improvements Act).

Grant E. Sims, Chief Executive Officer of Genesis said, “This is a transformational transaction for Genesis, more than tripling our existing enterprise value. We expect the transaction to be immediately accretive and to provide significant strategic opportunities with our existing businesses.

We welcome the dedicated Davison employees to the Genesis family and look forward to working with them to continue to build upon their extraordinary success. Through this significant expansion, we believe the true capabilities of our existing employees will be more readily recognizable. After this combination of complementary assets and people, we believe we will have a solid base of diverse assets and businesses that should provide significant operating synergies and numerous organic growth opportunities.

Additionally, upon completing this transaction, we will be positioned to move forward to acquire existing and planned CO2 pipelines and related midstream assets from Denbury Resources Inc. (NYSE: DNR), the owner of Genesis Energy, Inc., our general partner. Subject to the satisfaction of conditions mentioned in our previous disclosures, we anticipate the total value of such “drop downs” from Denbury could exceed $350 million over the next year or two, of which $200 million to $250 million is anticipated during 2007.”

James E. Davison, Sr. said, “My family and I, as well as our approximately 300 employees, are excited about becoming an integral part of Genesis. I don’t think we could have found a better strategic or cultural fit for our assets and businesses, or for our employees. As significant long-term investors in Genesis, we look forward to doing everything we can to help build value for all of Genesis’ owners while maintaining and expanding our solid relationships with our customers, suppliers, employees and the communities in which we operate.”

Upon the completion of the transaction, the Davison family will hold approximately 50% of Genesis’ then outstanding common units and, depending on their continuing level of ownership, will have the right to elect up to two directors to the board of directors of Genesis Energy, Inc. Initially, James E. Davison, Sr. and James E. Davison, Jr. will become directors. Goldman, Sachs & Co. served as exclusive financial advisor to the Davisons.

The energy related businesses to be acquired from the Davison controlled entities include:

Trucking Business: The trucking business operates under the name Davison Transport (“DT”). DT operates a fleet of approximately 250 tractors and over 500 trailers engaged in the transportation of petroleum products and other bulk commodities. The rolling stock, in addition to third-party carriage, supports the operations of the refinery services, petroleum products marketing, and terminal businesses.

Terminal Business: Davison operates terminals for the storage and blending of refined petroleum products under the names Davison Terminal Services, Sunshine Oil and Red River Terminals. The terminal business consists of nine owned or operated terminals in North Louisiana and Mississippi. Each of the terminals is connected to multiple transportation modes.

Refinery Services Business: The refinery service business operates as a third-party contractor to provide the service of processing sour gas streams to remove sulfur at more than a dozen refining operations, located primarily in Louisiana, Texas and Arkansas.

Petroleum Products Marketing Business: The wholesale marketing of petroleum products business operates under the name Davison Petroleum Products (“DPP”). DPP sells a variety of petroleum products to paper mills, utilities and other customers for use as fuels in their operations.

Fuel Procurement Business: The fuel procurement business provides fuel procurement and delivery logistics management services to wholesale and retail customers in more than 35 states nationwide.

Genesis will host a conference call on April 26, 2007 at 11:00 am CDT to discuss the transaction. This call can be accessed at www.genesiscrudeoil.com. Choose the Investor Relations button. Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days.

Genesis Energy, L.P., operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil and natural gas in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, and Mississippi. Genesis Energy, L.P. also operates a wholesale CO2 marketing business.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, environmental risks, government regulation, the ability of the Company to meet its stated business goals and other risks noted from time to time in the Company's Securities and Exchange Commission filings.

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